EXHIBIT 16.1



                   Letter of Marcum, LLP, dated June 13, 2013



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June 13, 2013



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by 30DC, Inc. under Item 4.01 of its Form 8-K dated June 13, 2013. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of 30DC, Inc. contained therein.

Very truly yours,


/s/ Marcum LLP